Exhibit 10.09

GLU MOBILE INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of November 10, 2016 (the “Effective Date”), by and between Nick Earl (the “Employee”) and Glu Mobile Inc. (the “Company”).

RECITALS

A.    It is expected that the Company from time to time will consider the possibility of a Change of Control (as defined below). The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

B.    The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.    In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is important to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

1.         Definitions.  Unless otherwise defined elsewhere herein, the following terms referred to in this Agreement shall have the following meanings:

(a)      “Cause” means (i) the Employee’s committing of an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects the Company or any of the Company’s customers, suppliers or partners, (ii) his personal dishonesty, willful misconduct in the performance of services for the Company, or breach of fiduciary duty involving personal profit, (iii) his being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that the Board reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, the Company, including the Company’s public reputation, (iv) any material breach of any agreement with the Company by him that remains uncured for thirty (30) days after written notice by the Company to him or her, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of the Company’s confidential information or trade secrets involving personal benefit or (v) his failure to follow the lawful directions of the Board or, if he is not the chief executive officer, the lawful directions of the chief executive officer, in the scope of his employment unless he reasonably believes in good faith that these directions are not lawful and notifies the Board or chief executive officer, as the case may be, of the reasons for his belief.

(b)      “Change of Control” means the closing of (i) a merger or consolidation in one transaction or a series of related transactions, in which the Company’s securities held by the Company’s stockholders before the merger or consolidation represent less than fifty percent (50%) of the outstanding voting equity securities of the surviving corporation after the transaction or series of related transactions, (ii) a sale or other transfer of all or substantially all of the Company’s assets as a going concern, in one transaction or a series of related transactions, followed by the distribution to the Company’s stockholders of any proceeds remaining after payment of creditors or (iii) a transfer of more than fifty percent (50%) of the Company’s outstanding voting equity securities by the Company’s stockholders to one or more related persons or entities other than the Company in one transaction or a series of related transactions.  Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Agreement solely by reason of a Change of Control, such amount shall become payable only if the event constituting a Change of Control would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

(c)      “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(d)     “Involuntary Termination” means the Employee’s resignation of employment from the Company expressly based on the occurrence of any of the following conditions, without the Employee’s informed written consent, provided, however, that with respect to each of the following conditions, the Employee must (a) within ninety (90) days following its occurrence, deliver to the Company a written notice, pursuant to Section 8(b) hereof, explaining the specific basis for the Employee’s belief that the Employee is entitled to terminate the Employee’s employment due to an Involuntary Termination, (b) give the Company an opportunity to cure any of the following within thirty (30) days following delivery of such notice and explanation: (i) a material reduction in his duties, position or responsibilities, or his removal from these duties, position and responsibilities, unless he is provided with a position of substantially equal or greater organizational duties, position or authority; provided, however, that a mere change of title, in and of itself, or a reduction of duties, position or responsibilities, in each case solely by virtue of the Company being acquired and made part of an entity where the Employee maintains substantially similar duties, position and responsibilities (for example, the Company being acquired by another entity and the Employee becomes divisional head of what was previously the Company prior to such acquisition and the Employee retains substantially similar duties, position and responsibilities following such acquisition) will not constitute an “Involuntary Termination,” (ii) a greater than fifteen percent (15%) reduction in his then-current annual base compensation (where such reduction is not applicable to the Company’s other executive officers), or (iii) relocation to a facility or a location more than thirty (30) miles from his then-current location of employment.  For the avoidance of doubt, Involuntary Termination shall not include a termination of employment for death or Permanent Disability.  Additionally, in the event the Company fails to cure the condition giving rise to an Involuntary Termination within the cure period provided above, Employee must terminate employment with the Company within thirty (30) days of the end of the cure period.

(e)      “Permanent Disability” has the meaning set forth in Section 22(e) of the Code.

(f)      “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

2.         Term of Agreement.  This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date, prior to a Change of Control, Employee is no longer employed by the Company.

3.         At-Will Employment.  The Company and the Employee acknowledge that the Employee’s employment is, and shall continue to be, at-will.

4.         Severance Benefits.

(a)      Termination Following a Change of Control.  If the Employee’s employment with the Company is terminated without Cause or is terminated as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control and the Employee delivers to the Company a general release of claims in favor of the Company (the release of which shall not include any release of claims pursuant to which the Employee is entitled to indemnification with respect to thereof) (the “Release”) and satisfies all conditions to make the Release effective within sixty (60) days following such termination (the “Release Period”), then, in addition to Accrued Compensation (as defined below) (which shall be payable pursuant to the Company’s usual payroll schedule irrespective of whether Employee signs and returns the Release), the Employee will be entitled to the following severance benefits (which, to the extent they are payments of money, shall be payable not later than fourteen (14) days following the receipt by the Company of the Release, and subject to the time limitations set forth in Section 5):

(i)      twelve (12) months of the Employee’s then-current annual base salary, payable in a lump sum (the “Separation Payment”);

(ii)      Employee’s annual bonus for the year, based on the target potential amount (not the maximum potential amount or the amount actually payable), payable in a lump sum (the “Severance Bonus”);

(iii)     shares subject to outstanding time-based equity awards (including for the avoidance of doubt stock options and restricted stock units) shall become fully vested and, if applicable, exercisable (notwithstanding the foregoing, each equity grant that was granted by the Company to the Employee prior to the Effective Date will continue to be governed by the Change of Control Severance Arrangement between the Company and the Employee, dated as of February 8, 2016 (such agreement, the “Prior Severance Agreement”)); and

(iv)     Until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA (as defined below), or (ii) twelve (12) months from the Termination Date, the Company shall reimburse Employee for continuation coverage pursuant to COBRA as was in effect for the Employee (and any eligible dependents) on the day immediately preceding the Termination Date; provided, however, that (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(l) of the Code; and (ii) the Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing COBRA reimbursements without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide the Employee, in lieu thereof, a taxable lump sum payment for the balance of the COBRA period (the “Cash COBRA”), which payment will equal 100% of the applicable COBRA premium for the Employee and any dependents.  The number of months of Cash COBRA to be paid, in any case, shall be reduced by the number of months of previously reimbursed COBRA premiums.

Notwithstanding the foregoing, if the Release Period straddles two calendar years, then the Separation Payment and the Separation Bonus will be paid on March 15th of the second year.

(b)     Termination Apart from a Change of Control.  If the Employee’s employment with the Company terminates for any reason (including a termination without Cause or due to an Involuntary Termination) at any time following twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive any acceleration, severance or other benefits pursuant to this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company’s then-existing severance and benefits plans and policies at the time of such termination or under Employee’s employment agreement with the Company.

(c)     Accrued Wages and Vacation; Expenses.  Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date (the “Accrued Compensation”).  These payments shall be made promptly and within the period of time mandated by law.

5.         Section 409A.  To the extent (i) any payments or benefits to which Employee becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (A) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (B) the date of the Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Employee, including (without limitation) the additional twenty percent (20%) tax for which the Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Employee or the Employee’s beneficiary in one lump sum (without interest).  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.  To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under

Section 409A.  A termination of employment is intended to constitute a “separation from service” within the meaning of Section 409A.

6.         Limitation on Payments Under Code Section 280G.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either:

(a)     delivered in full; or

(b)     delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, with any such reductions first being made to the equity portion of the benefits and second being made to the cash portion of the benefits, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction or elimination in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code, with equity all being reduced in reverse order of vesting and equity not subject to treatment under Treasury regulation 1.280G- Q & A 24(c) being reduced before equity that is so subject.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.         Successors.

(a)      Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession, unless otherwise agreed upon in writing by the Employee and such successor.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.

(b)      Employee’s Successors.  Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.  Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.          Notices.

(a)      General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(b)     Notice of Termination.  Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing Employee’s rights hereunder.

9.         Arbitration.   The parties agree that any controversy or claim arising out of, or relating to, this Agreement, or the breach hereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with the AAA’s National Rules for the Resolution of Employment Disputes (the “Rules”).  The arbitration proceedings will allow for discovery according to the Rules.  All arbitration proceedings shall be conducted in Santa Clara County, California.

10.        Miscellaneous Provisions.

(a)      No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)      Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by both the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision, or of the same condition or provision at another time.

(c)      Integration.  This Agreement and any outstanding agreements referenced herein (including, for the avoidance of doubt, the  Prior Severance Agreement) represent the entire agreement and understanding between the parties as to the subject matter herein regarding severance and acceleration benefits and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement.

(d)      Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)      Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)      Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:		GLU MOBILE INC.

	By:	/s/ Benjamin T. Smith, IV
Title: Lead Director and Chairman of the
Compensation Committee

EMPLOYEE:		/s/ Nick Earl
Signature
Nick Earl
Printed Name